                                                                   EXHIBIT 10.07


                             EMPLOYMENT AGREEMENT
                                      OF
                                 PERRY L. MOSS



THIS AGREEMENT, made this 16th, day of October, 1996, by and between ORLANDO PREDATORS, LIMITED PARTNERSHIP, a Florida limited partnership, hereinafter called the "Partnership," and PERRY L. MOSS, hereafter called "Moss."

                               W I T N E S S E T H :

     WHEREAS, the Partnership, pursuant to the terms of a geographically exclusive license agreement with Arena Football League, Inc., an Illinois corporation, shall operate and manage the Orlando Predators (the "Team"), an Arena Football team in the Orlando area for the 1997 season (the "Season") of the Arena Indoor Football League (TM) (the "League");

     WHEREAS, the Partnership desires to contract with Moss and Moss desires to contract with the Partnership to serve as Head Coach and General Manager of the Team; and

     WHEREAS, the parties realize that it is in the best interest of both the Partners and Moss that they enter into this Agreement to set forth the terms and conditions of Moss's employment with the partnership.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

     1. EMPLOYMENT. Moss shall be employed as Head Coach and General Manager for the Team, at the salary, and upon the terms and conditions set forth in this Agreement.

     2. TERM. The effective date of this Agreement shall be January 1, 1997 and it shall continue in force and effect for until December 31, 1997.

     3. DUTIES. Moss shall be responsible for the management of the player and football team development, coaching and football operations of the Team during and for the Season and thereafter unit the expiration of this Agreement. In pursuance thereof, and with the advice and consultation, and subject to the superseding powers of the Partnership, Moss shall:

          A. Supervise and manage the football operations staff of the Team on behalf of the Partnership;

          B. Participate, if requested by the Partnership, in the business of the football operations of the Team and the League;

          C. Scout, train and select players for the Team in accordance with the provisions of the current Team Management Agreement in effect with the League and Arena Football League, Inc. and such standards, rules and regulations as the League, Arena Football League, Inc. and the Partnership shall develop and apply to the football operations of the Team;

          D. Participate and cooperate in the operation of such League tryout and training camps as may be conducted on a League-wide basis;

          E. Participate and cooperate in such player assignments, transfers, exchanges, trades, acquisitions and releases as may be required by the Partnership;

          F. Perform all the necessary and customary duties of the G. M. Head Coach of a professional sports team, including the development of game strategies, player performance standards, play preparation, and the performance, or supervision of the performance, of all matters relating to game preparation and play;

          G. Supervise player conduct and demeanor, and impose such reasonable disciplinary manners and sanctions as may be necessary to maintain appropriate player conduct and demeanor, subject to the rules, limitations and standards which may be developed and imposed by the Partnership;

          H. Participate and assist, if requested by the Partnership, in the development and maintenance of effective public relations with the national and local print, radio and television media, and project and promote a positive and enthusiastic attitude concerning Arena Football, the Partnership, the League and the Team;

          I. Cooperate with the Team and the Partnership in such promotional activities of the Partnership, the League and the Team as may be reasonably required, including but not limited to personal appearances, radio, television and print interviews, autograph sessions and the like;

          J. Appear, at the request of the Partnership and upon mutually agreeable terms, as host or guest on any Team or Partnership sponsored local or national radio or television broadcast upon mutually agreeable terms;

          K. Grant to the Partnership (and Moss hereby so grants to the Partnership) the right to use Moss' name, portrait, and picture likeness and game or practice performance in all exhibitions, descriptions and representations of the football games of the Team or the field, or by radio broadcast, telecast, motion pictures, videotape photograph or any other media, in connections with any and all promotional advertising or trade purposes of the Partnership and/or Team;

          L. Perform such other duties, or expand, reduice or otherwise alter the role, title and scope of the duties herein described, as may be reasonably required by the Partnership to provide for the successful development of Arena Football, the Partnership, the League and the Team.

     4. DEVOTION FULL-TIME TO SERVICE OF THE PARTNERSHIP: Moss agrees to devote his full time to the business of the Partnership and he shall not engage in or carry on or be employed by, directly or indirectly, any other business or profession without the consent of the Partnership.

     5. COMPENSATION. The Partnership shall pay Moss, and Moss shall accept from the Partnership, in full payment for Moss' services under this Agreement, as follows:

          A. SALARY. The gross salary before deductions payable by the Partnership to Moss during the term of this Agreement shall be SEVENTY THOUSAND AND NO/100 DOLLARS ($70,000.00) per annum. Payments shall be made bi-weekly.

          B. BONUS. Moss shall additionally receive a bonus of FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) per "Home" League Playoff Game, or TWO THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($2,500.00) per Away Playoff Game, payable in the event of and upon receipt by the Partnership of written notification from the League of selection of the Team to participate in the League Playoffs at the end of the Season. Moss shall receive an additional bonus of FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) payable in the event the Team wins the Arena Football League Championship. Bonus to be paid within seven (7) days of when earned.

          C. INSURANCE. Moss shall receive in accordance with an insurance program to be instituted by the Partnership, major medical insurance for Moss and Moss's spouse. The Partnership shall pay 50% and Moss shall pay 50% of the premiums of said insurance plan. The Partnership shall pay, if available through a group, 50% of the premiums for, a life insurance policy insuring the life of Moss.

     6.   REIMBURSABLE EXPENSES.    The Partnership may reimburse Moss for
reasonable and necessary expenses incurred by Moss in furtherance of the business and affairs of the Team and the Partnership but only in the event an expense reimbursement policy is adopted by the Partnership, and only in the amounts allowed by the Partnership's budget levels and only with pre-approval for such expenses according to the Partnership's rules and regulations for such expenses. Such reimbursement shall be made as soon as reasonable practicable after such expenditures are made, against presentation of signed and itemized expense reports and in accordance with the travel and business policies which the Partnership may promulgate.

     6B. TRAVELING EXPENSE. Moss and Moss's wife will be paid by the Team all airline and room costs incurred while attending an "away" Orlando Predator game.

     7.   USE OF VEHICLE.     In the event (but only in the event) that pursuant
to the terms of a sponsorship or advertising agreement approved by the Partnership, a sufficient number of automobiles are made available for use by the Team, Moss shall be entitled to the use of one such automobile; provided however, that such automobile shall first be made available for any reasonable business use by the Team, and for Moss' personal use only as and to the extent that such reasonable business use is not required.

     8. OTHER BENEFITS. Moss shall be entitled to those usual and customary benefits which shall be offered by the League to the Head Coach for all other League teams. Without limiting the foregoing, such benefits may include major medical health insurance, worker's compensation, and group life insurance, disability insurance and related benefits as and when such benefit packages are developed for League employees. In addition, Moss shall be entitled to thirty
(30) days of vacation time per year, without interruptions or reduction of any salary payments or other benefits otherwise due pursuant to the terms of this Agreement; provided however, that Moss shall give reasonable prior notice to the Partnerships of any period during which Moss shall be absent due to vacation, and shall arrange for the effective performance of his duties and obligations during any such absence and provided further, that Moss shall not schedule any vacation period so as to adversely affect the football operations of the Team. Vacation time to which Moss is entitled, but which remains unused at the conclusion of this Agreement, shall not accumulate or accrue but shall be deemed to be waived by Moss.

     9.   LIMITATION ON AUTHORITY.  Moss shall have no authority:

          A.   to pledge the credit of the Partnership;

          B. To bind the Partnership under any contract, agreement, note, mortgage or otherwise;

          C.   To release or discharge any debt due the Partnership;

          D. To sell, mortgage, transfer, or otherwise dispose of any assets of the Partnership.

     10. DEATH OF MOSS -- SALARY CONTINUATION. In the event Moss should die prior to the termination of his employment, the Partnership shall pay, by reason of death of Moss and as additional compensation for the services rendered to the Partnership by Moss during his lifetime, his regular salary for the month in which his death occurred, plus any and all Life Insurance.

     11. TRADE SECRETS; PROPRIETARY INFORMATION. In the course and scope of this Agreement, Moss will be exposed to certain trade secrets, sensitive financial data, sources of supply, product specifications and other confidential information concerning the business of the Partnership which require protection. Moss understands that, among other things, methods of operation, sensitive financial and business information concerning players, other persons and entities affiliated or doing business with the Partnership scouting reports, playing strategies, and the nature or extent of research projects being conducted or contemplated by or on behalf of the Partnership, are all confidential, and are not at any time during or after the term of this Agreement to be revealed to or used for any reason, by anyone outside the Partnership, without the Partnership's specific, written authorization. Moss further agrees that he will not indulge or otherwise commercialize such confidential information, so long as the confidential or secret nature of such information shall remain, whether such information belongs to the Partnership or to some other entity to which the Partnership owes or may be held to owe some obligation of confidentiality or to anyone outside the Partnership, including, but not limited to, competitors of the Partnership or businesses engaged in a business similar to that of the Partnership. On the termination of this Agreement, Moss shall not take from the premises of the Team or from the Partnership or otherwise retain, and shall surrender to the Partnership, any such confidential information and any records, files or other documents, or copies thereof, relating to the business of affairs of the Partnership.

     In the event of a breach or threatened breach by Moss of the provisions of this Section, the Partnership shall be entitled to an injunction restraining Moss from disclosing or permitting the disclosure in whole or in part of any and all of the information set forth herein or from rendering any services directly or indirectly to any person, firm, corporation, association, or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Partnership from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Moss.

     Moss further acknowledges that the Partnership's source of material and its practices and methods as such are valuable, special and unique assets of its business, and Moss covenants and agrees to keep all such matters secret from all persons except authorized officers and employees of the Partnership. This entire sectional shall be construed as a covenant independent of any other provision of this Agreement, and the existence of claim or cause of action of Moss against the Partnership, whether based upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Partnership of these covenants. In the event of a breach or threatened breach of this Paragraph, the non-prevailing party will pay the prevailing party's attorney's fees in any action brought to enforce this provision on all trial and appellate levels.

     12.   COVENANT NOT TO COMPETE.     Moss agrees that during the term of this
Agreement under this Agreement and, for a period of one (1) year after same, he will not, within the southeast region of the United States, for his own account or for the account of others as an officer, director, stockholder, owner, partner, employee, promoter, consultant, manager or otherwise, participate in the promotion, financing, ownership, operation or management of, or assist in or carry on through a proprietorship, corporation, partnership, other form of business entity or otherwise, any business activity directly or indirectly involved in the management or operation of any indoor football league, except as such league(s) shall be either operated by the Partnership, or licensed to operate by the Partnership.

     If any court of competent jurisdiction shall at any time deem the time period or the extent and scope of the covenant not to compete as set forth in this Paragraph to be unreasonable or excessive, then: (i) all provisions of this Paragraph not so deemed to be excessive shall nevertheless remain in full force;
(ii) the restrictive time period herein shall be deemed to be the longest period permissible by law; and (iii) the scope of this covenant shall be deemed to be as extensive as permitted by law under the circumstances. The court in such case shall reduce the time period and/or scope of such covenant to permissible duration and extent.

      13. TERMINATION. Moss' employment under this Agreement may be terminated by the Partnership as defined and provided below:

          A.   EVENTS CAUSING TERMINATION.     Subject to the provisions of
          Subsection B below, Moss shall be subject to termination immediately upon written notice after the occurrence of any of the following events:

          (i) Moss is determined by the Partnership to be guilty of acts or fraud, dishonesty, or similar misconduct;

          (ii) Moss is determined by the Partnership to have been negligent in the performance of those duties required of him under this Agreement;

          (iii) Moss is determined by the Partnership to have failed or refused to fulfill the duties and responsibilities specifically required of Moss pursuant to the terms of this Agreement;

          (iv) Moss is determined by the Partnership to have become mentally or physically incapacitated to such extent that Moss is or shall be unable to perform his duties of Head Coach and G. M. Coach for a period of more than three (3) weeks. Upon termination of Moss' employment solely under this Subsection (iv), the Partnership shall pay to Moss three (3) months of Moss' gross salary of $5,833.00 per month for a total of $17,500.00, less any accelerated payments made to Moss during the months of January through July for the year of termination as set forth in Section 5 of this Agreement. Accelerated payments shall be defined as the amounts paid to Moss in excess of $5,833.00 per month during the months of January through July of the year of termination.

          (v) Moss is determined by the Partnership to have used intoxicants, stimulants, or any other substance in a manner, to an extent, or with the effect that Moss is impaired in the performance of his duties hereunder;

          (vi) Moss accepts a bribe or agrees to throw or fix any Arena Football game, or bets money or anything of value on the outcome or score of any Arena Football game, or knowingly associates with gamblers or gambling activity;

          (vii) Moss is convicted of a felony or misdemeanor involving moral turpitude, or is determined by the Partnership to have engaged in conduct that brings discredit to the Partnership, or impairs the integrity of the League or the game of Arena Football.

     B.   PROCEDURE FOR TERMINATION.     Any determination by the Partnership to
          terminate Moss's employment under this Agreement pursuant to this Paragraph shall require notice to Moss at the address provided in this Agreement.

     C. CESSATION OF PAYMENTS. Upon termination of Moss pursuant to this Paragraph by the Partnership, the Partnership shall be under no further obligation to Moss except to pay to Moss such amounts as have been accrued up to the time of such termination. The failure of the Partnership to exercise any right whether granted pursuant to the provisions of this Paragraph hereof, under the law or otherwise, after receiving notice or knowledge of any breach of the Agreement by Moss, shall not be deemed a waiver by the Partnership of any subsequent breach by Moss of a similar or different nature.

     D. ACKNOWLEDGEMENT. Moss agrees to fully accept and adhere to all rules and regulations of the Partnership, as listed in the Arena Football Rule Book and as additionally instituted presently or in the future by the League or Arena Football League, Inc. Moss acknowledges and agrees that any failure to comply with those rules and regulations could lead to Moss being:

          (i)   Fined;

          (ii)  Suspended for a game or games; or

          (iii) Dismissed by the League.

          Moss further acknowledges that all decisions regarding rules and regulations of Arena Football fall solely with the Partnership, the League and Arena Football League, Inc.

     14. CHANGE OF PARTNERSHIP OR TEAM FORM. In the event that, at any time prior to the expiration of the term of the Agreement: (i) the Partnership dissolves and/or reconstitutes itself in a different form, structure, or manner of doing business (including, but not limited to, a corporation or franchise association form); or (ii) the Partnership sells, assigns, transfers, or otherwise conveys its right, title and interest in the ownership, operation and/or management of the Team, then Moss shall nevertheless be entitled to the salary set forth in Section 5 for the remainder of the term of this Agreement.

     15. BREACH OF REMEDIES. Moss acknowledges that a breach of any of the covenants in this Agreement would cause irreparable harm to the Partnership for which there is no adequate remedy at law. In the event of a breach or a threatened breach of the provisions of this Agreement, the Partnership may seek an injunction restraining the event or continuation of such breach. Moss hereby agrees and acknowledges that the covenants set forth herein, shall apply with full force and effect regardless of when, how or why this Agreement is terminated and whether such termination is effected by the partnership or by the parties hereto mutually. With respect to each and every breach or violation or threatened breach or violation by Moss or any of the covenants set forth herein, the Partnership, in addition to all other remedies available at law or in equity, shall be entitled to enjoin the commencement or continuance thereof and may, without notice to Moss, apply to any court of competent jurisdiction for entry of an immediate restraining order or injunction. In addition, Moss agrees to immediately, upon demand, account for and pay over to the Partnership an amount equal to all compensation, commission, bonus, salary, gratuity, or other remuneration of any kind directly or indirectly received by Moss resulting from an activity in breach or violation of any of the covenants as set forth in this Agreement, such amount being agreed to constitute a partial liquidation of damages in that the amount of actual damages to be sustained by the Partnership on account of any such breach or violation is not capable of measurement. The Partnership may pursue any of the remedies described herein concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other such remedies.

     16. NOTICES. Any notices and communications required to be given under this Agreement shall be in writing and shall be sent registered or certified mail, postage prepaid or delivered by hand to the parties at the addresses set forth below, or at such other addresses as any party may designate to the other by notice hereunder.

If to the Partnership:        Orlando Predators, Limited Partnership
                              603 Main Street
                              Post Office Box 1100
                              Windermere, Florida 34786-1100

If to Moss:                   Perry L. Moss
                              217 Williams Road
                              Winter Springs, Florida  32708

     17. INVALID PROVISION. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     18.   ASSIGNMENT.   This Agreement is personal and may not be assigned by
Moss, but may be assigned by the Partnership, if so assigned, shall inure to the benefit of and be binding upon the successor and assigns of the Partnership.

      19.  MODIFICATION.    No change or modification of this Agreement shall be
valid unless the same be in writing and signed by the parties hereto.

     20. APPLICABLE LAW AND BINDING EFFECT. This Agreement shall be construed and regulated under and by the laws of the State of Florida, and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns.

     WHEREAS, the parties hereto have hereunto caused this Agreement to be executed on the day and year first above written. Signed, sealed and delivered in the presence of:



                                   ORLANDO PREDATORS, LIMITED
                                   PARTNERSHIP, a Florida
                                   limited partnership

                                   By: FIFTY SPORTS, INC., a
                                   Florida corporation as General
                                   Partner


/s/ [illegible]                    By:  /s/ Donald R. Dizney
------------------------                ---------------------------------
                                        Donald R. Dizney
                                        Managing General Partner


------------------------

/s/ [illegible]                    By:  /s/ Perry L.   Moss
------------------------                ---------------------------------
                                        Perry L.   Moss


------------------------
                                        "MOSS"

                                    EXHIBIT A



                    PAY PERIOD                         PAY
                      ENDING                          AMOUNT
                  -------------                   -------------

                    01/13/95                      $    2,692.30
                    01/27/95                           2,692.30
                    02/10/95                           2,692.30
                    02/24/95                           2,692.30
                    03/10/95                           2,692.30
                    03/24/95                           2,692.30
                    04/07/95                           2,692.30
                    04/21/95                           2,692.30
                    05/05/95                           2,692.30
                    05/19/95                           2,692.30
                    06/02/95                           2,692.30
                    06/16/95                           2,692.30
                    06/30/95                           2,692.30
                    07/14/95                           2,692.30
                    07/28/95                           2,692.30
                    08/11/95                           2,692.30
                    08/25/95                           2,692.30
                    09/08/95                           2,692.30
                    09/22/95                           2,692.30
                    10/06/95                           2,692.30
                    10/20/95                           2,692.30
                    11/03/95                           2,692.30
                    11/17/95                           2,692.30
                    12/01/95                           2,692.30
                    12/15/95                           2,692.30
                    12/29/95                           2,692.30
                  -------------                   -------------
                  TOTAL SALARY:                   $   70,000.00


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